Exhibit 10.06

                          AGREEMENT FOR
         VIVID DISTRIBUTION, MANUFACTURE AND PURCHASE OF
           GILARDONI PRODUCTS (SYSTEMS & FEP PLATFORM)


Agreement effective August 27, 1997 (Effective Date) between Vivid Technologies, Inc., a Massachusetts corporation having a principal place of business at 10E Commerce Way, Woburn, MA 01801 (USA) and its subsidiaries (hereinafter referred to as "Vivid"), and Gilardoni S.p.A., having a principal place of business at Mandello del Lario (Como), Italy (hereinafter referred to as "Gilardoni").


PART A - INTRODUCTORY MATTERS

1.   Facts.

     Gilardoni is a developer, manufacturer and distributor of a line of FEP brand conventional x-ray-based systems and components, which are used to inspect luggage, mail, parcels, and break bulk cargo, which it distributes in Italy and other countries.

     Vivid is a developer and manufacturer of advanced x-ray inspection systems which are used to inspect airline hold baggage and other luggage, mail, parcels, and break bulk cargo, as well as advanced x-ray inspection technology which offers improved image quality, a proprietary operator interface and automated processing capabilities. Vivid has included this technology in its products, specifically its Operator Console Assembly, and pursuant to a prior agreement titled Distribution and Development Agreement (the "Prior Agreement"), integrated said Operator Console Assembly for use with the data acquisition modules of Gilardoni's FEP ME 640 (the "FEP Platform" as defined below) to develop a "Joint System", as also defined below. Said Prior Agreement is hereby agreed to be terminated, superseded by this Agreement, and of no further effect as of the Effective Date.

     Under this Agreement, Vivid will market and sell Gilardoni's Systems in certain countries of the world, market and sell the Joint System in certain countries, and obtain the right to manufacture the Gilardoni FEP Platform in support thereof, excluding certain parts to be purchased from Gilardoni.

     Under a separate agreement of even date herewith, Gilardoni will market and sell the Joint System in certain other countries, and obtain the right to manufacture the Operator Console Assembly in support thereof, including certain parts to be purchased from Vivid (hereinafter the "Associated Agreement").


2.   Definitions.

     2.1 "Gilardoni System" means the current Gilardoni FEP line of x-ray-based inspection systems, comprising its FEP ME 640 and FEP ME 975 products, used to inspect luggage, mail, parcels, and break bulk cargo, and spare parts therefor.

     2.2  "FEP Platform" means those modules of the Gilardoni FEP
          ME 640 used for data acquisition and/or system control, as described in more detail in Exhibit D hereto, and spare parts therefor.

     2.3  "FEP Products" means the Gilardoni System, and the  FEP
          Platform, including spare parts therefor.

     2.3.1 "Monobloc/Inverter   Assembly"   means    those
          components of the FEP Platform described as such in Exhibit D hereto, most particularly the "monobloc" and "inverter board set" together with associated cables and parts, to be purchased by Vivid from Gilardoni in connection with its manufacture of FEP Platforms, Joint Systems, and derivative products.

     2.4 "Vivid System" means the current Vivid line of advanced x-ray-based inspection systems used to inspect airline hold baggage, as well as other luggage, mail, parcels, and break bulk cargo; except that the term Vivid Systems shall not include products and technology purchased or licensed from third-parties to the extent that Vivid's agreement with said third-party precludes or prevents Vivid from licensing or selling said product or technology to or through Gilardoni; and spare parts therefor.

     2.5 "Operator Console Assembly" means the Vivid display console and associated software and hardware technology together with associated cables and parts, as described in Exhibit E hereto; and spare parts therefor.

     2.6 "Joint System" means an x-ray-based inspection system used to inspect luggage, mail, parcels, and/or break bulk cargo, consisting of the Gilardoni FEP Platform and the Operator Console Assembly, and spare parts therefor.

     2.7  "Vivid  Product"  means  the  Vivid  System,  and   the
          Operator Console Assembly (but only as incorporated into the Joint System, or as sold as an upgrade for the Gilardoni System), and spare parts therefor.

     2.8 "Proprietary Information" means all confidential or trade secret information so designated by a disclosing party in writing. If Proprietary Information is disclosed in one or more documents, the disclosing party shall identify said document in writing as containing proprietary or confidential information, either by providing a proprietary or confidential or similar legend on such document, or by providing, with the document, a separate writing which identifies the documents as containing proprietary or confidential information. If Proprietary Information is only disclosed orally or made available by inspection, the disclosing party shall, within thirty (30) days after such disclosure, deliver to the receiving party a written description of such Proprietary Information identifying where appropriate the place and time of such oral disclosure, and the names of representatives of the receiving party to whom such disclosures were made. Proprietary Information shall not include information which: (a) is or becomes in the public domain through no action of the receiving party; or (b) is generally disclosed to third parties by disclosing party without restriction on such third parties; or (c) is independently developed by the receiving party without reference to disclosing party's Proprietary Information; or (d) is received by the receiving party from a third party which has the right to disclose such information and without violation of this Agreement; or
          (e) is approved for release by written authorization of disclosing party; or (f) is disclosed pursuant to an order of a court or governmental agency, providing that the receiving party notifies disclosing party and affords it an opportunity to oppose such order.

     2.9 "Manufacturing Information" means all Proprietary Information necessary to manufacture, test, install, service and use the item in question and all subassemblies thereof, including a bill of materials, and all technical and engineering information, know how, trade secrets, proprietary information, and data relating thereto, and the documentation listed in Exhibit C hereto.

     2.10 "Cost Plus" means direct costs of direct materials  and
          labor,  and  indirect  manufacturing  labor,  plus   an
          allocation of 35% of said amount to cover overhead.


PART B - VIVID'S DISTRIBUTION RIGHTS

3.   Appointment and Territory.

     3.1  For   the  Term  of  this  Agreement  Gilardoni  hereby
          appoints Vivid as:

          (a)(i) the exclusive distributor of Gilardoni Systems for installation in the United States, Mexico and Canada;

          (a)(ii) the exclusive distributor of (the FEP Platform as incorporated into) the Joint System for all countries of the World except Italy, Cyprus, Bulgaria, Tunisia, Brazil, Argentina, Libya, Iran and Romania.

          (b) a non exclusive distributor of Gilardoni Systems for all countries of the World except Italy, Cyprus, Bulgaria, Tunisia, Brazil, Argentina, Romania, Libya and Iran.

          (c) rights for the country of Greece shall be allocated among the parties at a later time.

          Vivid agrees not to solicit any order for installation of an FEP Product outside of the Vivid territories described above without Gilardoni's advance written consent. Vivid is not prohibited from accepting orders for FEP Products from customers in the European Union, for installation in the European Union but outside the Vivid territories described above, provided that it first demonstrates by documentary evidence that (1) the customer initiated the transaction, and (2) it took no action to solicit the order.

     3.2 During the Term of this Agreement without the advance written consent of the other party:

          (a)  Neither Vivid nor Gilardoni shall market  or  sell
          for   installation  any  x-ray-based  system  from  any
          manufacturer other than Vivid or Gilardoni to inspect luggage, mail, parcels, or break bulk cargo; and

          (b) Gilardoni will not itself market or sell FEP Products or any other x-ray based system to inspect luggage, mail, parcels, or break bulk cargo for installation in the territories assigned exclusively to Vivid, and will not appoint any other reseller or distributor with any right to market or sell FEP Products in the territories assigned exclusively to Vivid.

     3.3 Notwithstanding any other provision of this Section 3, Gilardoni is not prohibited from selling to any third-party those components of its Gilardoni Systems which it sells separately in the normal course of its business (including but not limited to x-ray grids, tubes, and electronic assemblies such as inverters, monoblocs, and x-ray detector assemblies) either separately or assembled. This Subsection 3.3 does not apply and Gilardoni shall not sell components used in (or based on components used in) its FEP Platform in combinations that comprise an x-ray generator or a detector set for use in inspecting luggage, mail, parcels, or break bulk cargo in the territories for FEP Platforms assigned exclusively to Vivid.


4.   Marketing and Promotion.

     4.1 Vivid will be solely responsible for all marketing and sales of FEP Products purchased pursuant to this Agreement. Vivid and Gilardoni will work together to develop appropriate marketing plans as reasonable and necessary to promote the FEP Product and the Joint System.

     4.2 Gilardoni hereby grants Vivid a non-exclusive, non-transferable license to represents itself as an "Authorized Distributor" of FEP Products, and to use the Gilardoni trademarks identified in Exhibit A hereto in connection therewith. To the extent that Vivid does so, Vivid will cause all such equipment to be manufactured to product and quality specifications at least equal to those utilized by Gilardoni. Gilardoni may monitor Vivid's compliance with this requirement.

     4.3  Vivid  may  also distribute FEP Products and the  Joint
          System under its own trademark, either by itself or in conjunction with Gilardoni's trademarks.

     4.4 Vivid shall not register any Gilardoni trademarks in any jurisdiction, but may request that Gilardoni register or obtain appropriate legal protection for its trademarks identified in Exhibit A hereto in the Vivid Territory. Any such registration shall be owned by Gilardoni. Payment of any registration or other fees required in connection therewith shall be agreed on a case-by-case basis.


PART C - PURCHASE TERMS
5.   Purchase prices, payment and taxes.

     5.1 Gilardoni agrees to sell and Vivid agrees to purchase FEP Products, services and Monobloc/Inverter Assemblies listed on Exhibit B hereto in accord with the terms of this Agreement. Prices are quoted in U.S. Dollars as set forth in Exhibit B hereto, provided that: (i) lower prices to meet individual customer situations may be negotiated on a case-by-case basis; and (ii) if Gilardoni offers to any non-end user other party lower prices and/or more advantageous terms for any of the products, components or services offered pursuant to this Agreement to Vivid, it shall offer the same prices and/or terms to Vivid.

     5.2 Except as levied by the Government of Italy or its constituent jurisdictions, Vivid will pay or reimburse Gilardoni for any taxes, VAT, import duties or other government charges however designated, arising from or based upon Gilardoni's sale of the FEP Products or Monobloc/Inverter Assemblies to Vivid ("Taxes"), but not including any income or corporate excise tax assessed against, or levied on, Gilardoni. If applicable, Vivid shall furnish Gilardoni with whatever certificates or other instruments may be necessary or appropriate to evidence that Gilardoni's sales of the FEP Products or Monobloc/Inverter Assemblies to Vivid are not subject to Taxes under applicable law.

     5.3 Payment for all FEP Products and Monobloc/Inverter Assemblies ordered under this Agreement (unless otherwise agreed in writing in advance with respect to a specific order) shall be due thirty (30) days after Delivery. Payment terms are subject to change upon mutual agreement between Gilardoni and Vivid.

     5.4  All  payments pursuant to this Agreement shall be  made
          by   bank   transfer  in  U.S.  Dollars  available   at
          Gilardoni's bank.


6.   Forecasts,   Purchase  Orders,  Product   Integration,   and
     Shipping.

     6.1 Forecast of Demand. Within thirty (30) days from the date of last signature of this Agreement, Vivid shall deliver to Gilardoni an initial forecast specifying the quantities of Gilardoni Systems, FEP Platforms, Monobloc/Inverter Assemblies, and spare parts to be purchased by Vivid and supplied by Gilardoni during each month of the following two quarters (the "Initial Forecast"). Thereafter, within ten days of the start of each calendar month, Vivid shall deliver to Gilardoni a "rolling" forecast specifying the quantities of Gilardoni Systems, FEP Platforms, Monobloc/Inverter Assemblies, and spare parts to be purchased by Vivid and supplied by Gilardoni during each month of the following two quarters (the "Rolling Forecast"). The Initial Forecast and each Rolling Forecast shall be considered a firm purchase order committing both parties with respect to the purchase and sale of Gilardoni Systems, FEP Platforms, and Monobloc/Inverter Assemblies, and spare parts over the first three months thereof in accordance with Section 6.2, provided that Vivid's maximum forecast of Monobloc/Inverter Assemblies over the first three months forecasted shall be no more than ten (10) units and provided that Vivid's maximum forecast of Gilardoni Systems and/or FEP Platforms over the first two (2) months forecasted shall be no more than ten (10) units. As part of the Initial Forecast, Vivid shall specify firm dates for delivery of any product to be delivered in each of the first three months of said Initial Forecast ("Firm Delivery Dates"). As part of each subsequent Rolling Forecast, Vivid shall specify Firm Delivery Dates for the third month thereof. Forecasts of quantities to be purchased in the subsequent quarter, in the Initial Forecast and Rolling Forecast, shall be used by Gilardoni for purposes of planning and manufacture of Monobloc/Inverter Assemblies for inventory purposes, but Vivid shall not be bound by said subsequent quarter forecast, nor shall Vivid be liable to Gilardoni with respect to any changes thereto.

     6.2 Within ten (10) days following its receipt of the Initial Forecast, and each Rolling Forecast, Gilardoni
          (a) may modify the Firm Delivery Dates for product to be delivered in the third month of said Rolling Forecast (each month in connection with the Initial Forecast) if the quantities of Products so ordered makes this necessary to fit its production capabilities, provided always that said modified Firm Delivery Dates shall be within thirty (30) days of the initial Vivid-requested Delivery Date; (b) shall otherwise confirm Firm Delivery Dates requested for each of the first three (3) months thereof and its general capability to provide the numbers forecasted for delivery during the subsequent quarter; and (c) shall provide Vivid with a listing of all product held in inventory pursuant to Section 6.2A hereof.

     6.2A Inventory.   Within  ten days of  the  Effective  Date,
          Gilardoni shall establish a segregated inventory (held solely for Vivid), of the quantity of Monobloc/Inverter Assemblies described hereafter in this Section 6.2A. Within thirty (30) days of Vivid's Initial Forecast, Gilardoni shall consign to said segregated inventory at least ten (10) Monobloc/Inverter Assemblies. Within thirty days of each Rolling Forecast, Gilardoni shall consign to and thereafter maintain in said segregated inventory that quantity of Monobloc/Inverter Assemblies equal to two times said Rolling Forecast for the following six months, but not less than ten (10) Monobloc/Inverter Assemblies (or such other number as may be mutually agreed), provided always that Gilardoni shall not be required to increase the number of Monobloc/Inverter Assemblies held in said segregated inventory by more than ten (10) units per month during the first six months following Vivid's Initial Forecast. At the end of six months following Vivid's Initial Forecast, the parties will meet to review Gilardoni's delivery performance and to consider a reduction in Gilardoni's inventory requirement. Afterwards, such reviews will take place every three months . Any change to Gilardoni's obligation to maintain inventory pursuant to this Section shall be made only by mutual consent of the parties.

     6.3  In  the  event  that Gilardoni does not meet  any  Firm
          Delivery Date for all or any part of the Gilardoni Systems or FEP Platforms or Monobloc/Inverter Assemblies ordered pursuant to Section 6.1 for any reason and not withstanding Section 23.2 of this Agreement, Vivid's price therefor shall be reduced by two percent (2%) for each week of delay in Delivery to a maximum price reduction of eight percent (8%). Except as otherwise provided in this Agreement or agreed in writing between the parties with respect to a specific order, this restriction shall be in lieu of any other right to claim damages for delay in delivery of the subject products. (Additional Gilardoni obligations with respect to the supply of Monobloc/Inverter Assemblies are set forth in Section 17 of this Agreement.)

     6.4 Unless otherwise agreed with respect to a specific order of Gilardoni Systems or FEP Products or Monobloc/Inverter Assemblies, all prices pursuant to this Agreement are quoted, and product delivery (Delivery) will be ex-works (Incoterms 1990). Gilardoni will also pack product for shipment in accord with Vivid's instructions, at the charges set out on Exhibit B hereto. Upon Vivid request, Gilardoni will arrange for drop shipment of FEP Product (and Joint Systems) to Vivid customers, in accord with Vivid's instructions, provided that Vivid shall be responsible for all associated risk and shipping, customs, taxes, insurance and whatever other charges are payable with respect thereto. Provided that Vivid first establishes credit terms reasonably acceptable to Gilardoni, Gilardoni shall advance and invoice said amounts to Vivid, said invoices to be due and payable as agreed.

     6.5 Vivid shall stock spare parts to meet anticipated demand. From time to time Vivid may be required to order spare parts on an expedited basis. Gilardoni shall use its best commercial efforts to ship such expedited purchase orders within 24 hours following receipt. Spare parts invoices are due and payable thirty (30) days after receipt.

     6.6 Upon request and in connection with Vivid sales of the Joint System, Gilardoni will provide the service of integrating Operator Console Assemblies with FEP Platforms, and/or manufacture thereof, and testing the resulting Joint Systems, using Vivid qualified assembly and test procedures, on a schedule and at the Cost Plus Formula set out in Exhibit B hereto.


7.   Installation and Acceptance.

     7.1 Vivid shall be solely responsible for installation, on-site testing, and commissioning of all FEP Product sold hereunder, as well as for customer training, support, warranty, and service. Vivid shall supply such service to customers at the times and for the fees that are normal and customary in the trade and appropriate for the product. Except as specifically provided for in this Agreement, Gilardoni shall have no obligation or liability for these matters. If Vivid fails to offer such service to a customer or abandons a customer contract, Gilardoni may offer said services directly to said customer, at its sole risk, responsibility, and expense, provided that Gilardoni informs Vivid in advance in writing of its intent to contact said customer, provides Vivid with five (5) business days to respond or object, and does not initiate any contact with said customer before expiration of said period and resolution of any Vivid response or objection. Notwithstanding any other Section of this Agreement, each party (the "Indemnifying Party") shall indemnify the other (the "Indemnified Party") for any loss, damages, costs or other expenses incurred by the Indemnified Party arising out of any action undertaken by the Indemnifying Party pursuant to this Section 7.1.

     7.2  Upon request, Gilardoni will provide installation,  on-
          site   testing,   commissioning,   customer   training,
          support, warranty, and service for product at rates to be negotiated.


8.   Product Warranty.

     8.1 Gilardoni warrants that FEP Products, Monobloc/Inverter Assemblies, and any other product delivered by Gilardoni hereunder shall be free from defects in workmanship and material, and shall perform in accordance with their then-current published functional specifications under normal use and proper operating conditions. This warranty will extend for a period of 12 months from the date of customer acceptance, or 16 months from the date of Delivery, whichever is earlier. Gilardoni agrees to provide extensions to this warranty under reasonable terms to be negotiated with Vivid for specific customer situations.

     8.2 In the event that warranted products are deemed defective or otherwise in breach of the warranty set out in Section 8.1 above, Vivid shall identify, remove, and return to Gilardoni the defective product, component, or sub-assembly, and Gilardoni shall repair or replace, in a timely manner, at its discretion, any such defective product, component or sub-assembly. Warranty claims shall be initiated by contacting Gilardoni by telephone or facsimile, obtaining a return material authorization number, and shipping items returned under warranty to Gilardoni's designated facility, freight prepaid by Vivid, all in accord with Gilardoni's then-current returned material authorization procedure. Gilardoni's current returned material authorization procedure is attached as Exhibit F hereto. Gilardoni shall return items replaced or repaired under warranty as designated by Vivid, on a DDP basis (Incoterms 1990). Items returned shall become Gilardoni property.

     8.3 Gilardoni provides the Additional Warranty that FEP Products and Monobloc/Inverter Assemblies shall be free of major safety hazards, and for a period of five years from date of customer acceptance will be free of epidemic or systemic failure. A major safety hazard is defined as a defect which prevents the safe operation of the product at its place of installation, such as an electric shock, personal radiation exposure, or fire risk (and not including risks to aircraft, passengers, or operators associated with failure to detect contraband material). A systemic or epidemic failure shall exist when defects of the same root cause occur in any non-expendable parts in ten percent (10%) or greater of FEP Products or Monobloc/Inverter Assemblies delivered pursuant to this Agreement within any 24 month period, or the actual mean time between failure (hereafter "MTBF") of any part of said FEP Products or Monobloc/Inverter Assemblies as delivered is lower than 95% of Gilardoni's published MTBF figure for said part(s). In such event, Gilardoni and Vivid shall immediately devise a corrective action plan, under which Gilardoni shall provide all parts, materials and technical assistance, and Vivid shall supply all labor, reasonably needed to replace all affected parts in FEP Products or Monobloc/Inverter Assemblies purchased and resold pursuant to this Agreement. In the event the expenses of one party associated with said corrective action are more than fifty percent (50%) greater than the expenses of the other party, then Gilardoni and Vivid shall share the cost of such corrective action on an equal basis. Not covered by this Section 8.3 is a change in regulatory requirements.

     8.4 The parties may agree that FEP Products or Monobloc/Inverter Assemblies supplied in connection with any individual situation shall meet such other specifications as may be agreed between Gilardoni and Vivid.


10.  Exclusive Warranty.

     10.1 THE WARRANTIES SET OUT IN SECTIONS 8 AND 9 HEREOF ARE EXCLUSIVE, AND NO OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, SHALL APPLY TO THE SUBJECT OF THIS AGREEMENT. GILARDONI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY LIABILITY FOR DIRECT, INDIRECT, CONSEQUENTIAL OR ANY OTHER DAMAGE, INCLUDING LOSS OF PROFITS, TO VIVID, ANY CUSTOMER OF SAME, OR ANY THIRD PARTY.


PART C - MANUFACTURING RIGHTS

14.  Gilardoni Manufacturing Information and Software.

     14.1 Within thirty (30) days of the Effective Date, Gilardoni will furnish to Vivid, on a non-exclusive basis, all Gilardoni Manufacturing Information (Product Design frozen May 1, 1997) related to FEP Platform (except information needed to manufacture the Monobloc and Inverter Board Set), and will provide pursuant to the Software License set out in Section 19C hereof, such Software as may be needed to test, install, service and use said FEP Platform and all subassemblies thereof (including the Monobloc and Inverter Board
          Set). Gilardoni Manufacturing Information will be prepared by Gilardoni in English, and shall be in accord with technical standards used by Gilardoni at the time of preparation thereof. Vivid will treat all Gilardoni Manufacturing Information, amendments, updates and revisions thereto, Software, and consulting assistance disclosed or provided pursuant to this Agreement as Proprietary Information and in accord with the provisions of Section 20.

          Vivid shall pay to Gilardoni a non-refundable advance royalty of five-hundred one thousand United States Dollars (US$501,000) for a license to use said Gilardoni Manufacturing Information and Software for the purposes provided this Part C. Said advance royalty shall be creditable against Vivid per unit royalties payable pursuant to Section 15.2 hereof, and shall be paid in accord with the following schedule:

          (a) one hundred fifty thousand United States Dollars (US$150,000) within ten (10) days following the later of Vivid's receipt of said Gilardoni Manufacturing Information and Software and Vivid's receipt of the first two FEP Platforms to be supplied for development purposes (as described in Exhibit B hereto).

          (b) one hundred fifty thousand United States Dollars (US$150,000) within ten (10) days following completion of acceptance testing of said two FEP Platforms (provided that Gilardoni is then in compliance with the delivery schedule for additional FEP Platforms to be used for demonstration purposes); both parties using reasonable commercial efforts to complete acceptance testing by June 1, 1997.

          (c) two hundred one thousand United States Dollars (US$201,000) within ten (10) days following Vivid's first (revenue) shipment of a Vivid manufactured Joint System, with both parties using reasonable commercial efforts to make said shipment by January 1, 1998.

     14.2 In order to assist Vivid in understanding the Gilardoni Manufacturing Information, and to assist Vivid in the manufacture of FEP Platform, Gilardoni shall upon request of Vivid, provide reasonable consulting assistance by telephone without charge to technically qualified personnel of Vivid, subject to the availability of qualified personnel within the employ of Gilardoni (together with up to one week of on-site consulting assistance without charge, and such additional time as may be reasonably necessary at Gilardoni's daily rates). Vivid shall be responsible for and shall pay all travel and living expenses associated with such assistance.


15.  Manufacturing Rights and Royalties.

     15.1 Subject to the terms of this Agreement, and upon payment for the Gilardoni Manufacturing Information described in Section 14 above, Vivid may manufacture and have manufactured, in the United States and in such other countries of Vivid's exclusive territory as may be agreed where such manufacturing is reasonably commercially necessary in connection with Vivid's sales and marketing efforts therein by Gilardoni (Gilardoni's agreement thereto shall not be unreasonably withheld, provided that Gilardoni's intellectual property rights in its products are adequately protected) such quantities of the FEP Platform and any spare parts excluding Monobloc/Inverter Assemblies therefore as Vivid may require to fully execute its rights under this Agreement.

     15.2 In partial consideration of the rights granted to Vivid under this Part C, Vivid shall pay to Gilardoni a per unit royalty for each FEP Platform or other device sold or otherwise disposed of which incorporates any of the Gilardoni Manufacturing Information or Software provided to Vivid pursuant to this Part C ("Licensed Products") at the rate of:

          (a) three thousand United States Dollars (US$3,000) for each of the first one-hundred sixty-seven (167) systems, said per unit royalty to be credited against the advance royalty payment described in Section 14.1 above; and

          (b) two thousand United States Dollars (US$2,000) for each of additional system beyond said first one-hundred sixty-seven systems.

     15.2.1 Reports and Payments. Within 60 days after the conclusion of each calendar quarter, Vivid shall deliver to Gilardoni a report covering said calendar quarter, listing the number of Licensed Products sold or otherwise disposed of, the countries of installation, and the total royalty payable or credited against the Advance Royalty described above. All such reports shall be treated as Proprietary Information and shall not be disclosed to any third party. If no royalties are due or creditable for any calendar quarter, the report so shall state. Concurrent with said report, Vivid shall remit to Gilardoni any royalty payment due for the applicable calendar quarter. Gilardoni shall instruct Vivid as to the method of payment. All other payments pursuant to this Part C shall be made within thirty (30) days of invoice. All payments shall be payable in U.S. Dollars.

     15.2.3 Records. Vivid shall maintain complete and accurate records of Licensed Products and amounts payable to Gilardoni in relation to Licensed Products for a period of at least three years after the conclusion of any calendar quarter. Gilardoni shall have the right, at its expense, to cause such records to be audited during normal business hours by an independent certified public accountant of Gilardoni's choice for the purpose of verifying any reports and payments delivered under this agreement. In the event any audit performed under this section reveals an underpayment in excess of five percent (5%) in any calendar quarter, Vivid shall bear the full cost of such audit. Gilardoni may exercise its rights under this section once each year with prior reasonable notice. Payments not paid on or before the date such payments are due under this Part C, shall bear interest, to the extent permitted by law under, at 1.5% above the United States prime rate of interest, as reported in the Wall Street Journal, and calculated based on the number of days that payment is delinquent.


17.  Vivid Option to Manufacture Monobloc/Inverter Assembly.

     17.1 Escrow Agreement. Within thirty (30) days of the date of this Agreement, Gilardoni agrees to enter into and maintain an agreement acceptable to Vivid with a mutually agreed escrow agent in the United States for the term of this Agreement, under which agreement, Gilardoni will provide to and maintain with said escrow agent, current copies of all specifications, plans vendor information, and other intellectual property necessary to manufacture Monobloc/Inverter Assemblies (hereafter "Monobloc Escrow Information"). Said escrow agent shall be authorized to release said Monobloc Escrow Information to Vivid upon notice of Vivid's exercise of its option to manufacture granted pursuant to this Section 17 In the event of such Vivid exercise, Vivid shall treat all such Monobloc Escrow Information in accord with Section 20.2 hereof and shall use said intellectual property solely for the purposes permitted by this Section 17. The terms of Sections 20.3 and 20.4 shall not apply to Monobloc Escrow Information obtained by Vivid pursuant to this
          Section 17.

     17.2 Gilardoni hereby grants Vivid an option, exercisable by Vivid pursuant to the terms of this Section 17, to a non-exclusive, nontransferable, royalty-free license to manufacture or have manufactured at a manufacturing facility in the United States (or such other country as the parties may agree), for the sole purpose of manufacturing Monobloc/Inverter Assemblies for use pursuant to the terms of this Agreement.

     17.3 Not withstanding Section 23.2 of this Agreement, in the event that (a) Gilardoni for any reason (i) fails for thirty (30) days to deliver to Vivid the quantity of Monobloc/Inverter Assemblies on the Firm Delivery Dates specified pursuant to Sections 6.1 and 6.2 hereof, or
          (ii) notifies Vivid that it will not deliver to Vivid the quantity of Monobloc/Inverter Assemblies specified in Vivid's Rolling Forecast for any future month, or
          (iii) fails to comply with Section 6.2A hereof, or (iv) violates Section 23.5 hereof, or (b) Vivid becomes entitled to terminate this Agreement pursuant to
          Section 21.5, or Section 21.4 hereof, Vivid shall be entitled, upon written notice, to withdraw from escrow the Monobloc Escrow Information, and thereafter to itself manufacture, or to have manufactured, or purchase all or part of its requirements of Monobloc/Inverter Assemblies from third parties. Any Vivid exercise of this right shall not relieve Gilardoni of its obligations to supply Monobloc/Inverter Assemblies pursuant to this Agreement. Except as permitted by this Section, Vivid shall purchase from Gilardoni all Monobloc/Inverter Assemblies required for FEP Platforms manufactured pursuant to Section 15 hereof.


18.  No    Gilardoni    Warranty;   Vivid   Solely   Responsible;
     Indemnification & Insurance.

     18.1 Gilardoni makes no warranty or representation for any purpose with respect to Gilardoni Manufacturing Information or Software licensed hereunder, except that Gilardoni shall use its best efforts to verify that such Gilardoni Manufacturing Information and Software are the same information, data, and software as is used by Gilardoni and that it has been prepared in accordance with good industry standards. Gilardoni makes no warranty that said Gilardoni Manufacturing Information or Software is complete, accurate, or free from defects. Consulting assistance shall be provided in a workmanlike fashion, with no warranty of any particular result. GILARDONI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     18.2 GILARDONI DISCLAIMS ALL WARRANTIES SET OUT IN SECTION 8 OF THIS AGREEMENT WITH RESPECT TO ANY FEP PLATFORM, SOFTWARE, OR OTHER PRODUCT, SERVICE OR ASSISTANCE PROVIDED, MANUFACTURED, SOLD, OR USED PURSUANT TO THIS PART C.

     18.3 Vivid shall be solely responsible for all product warranties and all liabilities relating to any product manufactured pursuant to the rights granted by this Part C. Vivid shall perform and fulfill all terms and obligations of each such warranty. Gilardoni shall not have any warranty obligation or liability with respect to such products to subdistributors or customers of Vivid.

     18.4 Vivid shall indemnify, defend and hold Gilardoni and its successors, heirs, and assigns (the "Indemnitee"), against all liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred or imposed by or upon the Indemnitee in connection with any claim, suit, action, demand, or judgment arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action of has any factual basis) concerning any product, process or service that is made, used or sold pursuant to any right or license granted under this Part C; provided, however, that such indemnification shall not apply to any liability, loss, damage or expense to the extent attributable to the grossly negligent activities or intentional misconduct of the Indemnitee or (ii) the settlement of a claim, suit, action or demand by the Indemnitee without prior written approval of Vivid.


PART D - GENERAL TERMS

19.  Ownership of Technology; Improvements and New Products.

     19.1 As between Gilardoni and Vivid, each party shall maintain all of its ownership rights in all patents, copyrights, trade secrets, trademarks, designs, and other intellectual property as of the Effective Date hereof. Each party shall own all improvements to its own or the other party's products subject to this Agreement (hereinafter "Improvements") which it may individually make, and may exploit and utilize said Improvements for any purpose whatsoever. Each party shall offer to sell and/or license the other party to purchase, distribute and utilize Improvements pursuant to this Agreement at charges and terms to be agreed.

     19.1.1 The parties may mutually agree to enter into a separate agreement to undertake joint development work, and as to the allocation of any intellectual property rights resulting therefrom. Except as so agreed,
          Improvements which are jointly made shall be jointly owned. Each party shall have the right, in its sole discretion to file, prosecute and maintain at its own expense any application for patent, copyright, or other legal protection in any country on any jointly made Improvement. Each party shall give the other all reasonable assistance in obtaining such patent, copyright, or other legal protection. Title to any such patent, copyright, or other legal protection shall be joint. Each party may exploit and utilize said jointly made Improvement for any purpose whatsoever, without any obligation to account, share revenues, or pay royalties to the other with respect to said Suggestion.

     19.2 For the purpose of clarity, the parties specifically agree that (a) Vivid shall obtain no license or ownership rights, and no right to use FEP Products or Monobloc/Inverter Assemblies or other Gilardoni products, or Gilardoni improvements to any of the above, except as specifically provided in this Agreement; (b) Gilardoni shall obtain no license or ownership rights, and no right to use the Operator Console Assembly or other Vivid products, or Vivid improvements to any of the above, except as specifically provided in this Agreement; (c) Vivid shall obtain no license or ownership rights, and no right to use the Gilardoni Manufacturing Information, Gilardoni Proprietary Information, or Software, relating to the FEP Platform or to any other Gilardoni products except as specifically provided in this Agreement; and (d) Gilardoni shall obtain no license or ownership rights, and no right to use the Vivid Manufacturing Information, Vivid Proprietary Information, or Software, relating to the Operator Console Assembly or to any other Vivid products except as specifically provided in this Agreement.


19A. Intellectual Property Warranty.

     19A.1      Gilardoni warrants that as of the Effective  Date
          of this Agreement, to its best knowledge, that in the territories assigned to Vivid: (a) the FEP Products and Monobloc/Inverter Assemblies do not infringe any trade secret, trademark, patent, copyright or other intellectual property or proprietary right belonging to any third party; and (b) no pending patent application of a third party has claims which cover the FEP Products; or Monobloc/Inverter Assemblies provided that Gilardoni does not warrant that FEP Products or Monobloc/Inverter Assemblies do not infringe (i) United States Patent No. 4,366,382, dated December 28,1982, titled "X-Ray Line Scan System For Use In Baggage Inspection", Andreas F. Kotowski, Inventor, initially assigned to Scanray Corporation, Harbor City, California, and purportedly assigned subsequently to EG&G Astrophysics Research Corporation (hereinafter the "EGG Patent") or (ii) United States Patent Nos. 4,626688 and 5,138,167 dated December 2, 1986 and
          August 11, 1992 respectively, and titled Split Energy Level Radiation Detection, and Split Energy Radiation Detection, respectively, Inventor, Gary T. Barnes (and counterpart patents in other nations), purportedly assigned to the University of Alabama, and purportedly licensed subsequently to Lunar Corporation (hereinafter the "Barnes Patents").

     19A.2      Without prejudice to Section 19A.1, Gilardoni and
          Vivid represent that as of the Effective Date of this Agreement, they have no actual knowledge that current FEP Products or Monobloc/Inverter Assemblies infringe any patent belonging to any third party, provided that the parties do not make such representation with respect to the EGG Patent or the Barnes Patents. The parties understand and acknowledge that Gilardoni and Vivid have not conducted any sort of patent search, product review, or clearance review with respect to the FEP Products or Monobloc/Inverter Assemblies or any other Gilardoni product in connection with this representation or their consideration whether to enter into this Agreement, and that this representation is provided solely on the basis of Gilardoni's and Vivid's general knowledge acquired in connection with their usual ongoing businesses.

     19A.3     Vivid represents and warrants that it has obtained
          and shall maintain for the Term of this Agreement, a license to the EGG Patent permitting Vivid to undertake all activities permitted to it by this Agreement.


19B. Infringement.

     19B.1      Except  with  respect to the EGG  Patent  or  the
          Barnes Patents, in the event that any claim, suit, or other legal proceeding is threatened or commenced against Vivid that is founded, in whole or in part, on an allegation that any FEP Product or FEP Component infringes any trade secret, trademark, patent, copyright or other intellectual property rights belonging to a third party, Vivid will give Gilardoni prompt written notice thereof and Gilardoni may elect to assume primary control of the defense to or settlement of such dispute. Vivid shall cooperate fully with Gilardoni in any such defense, settlement or compromise made by Gilardoni. Neither Vivid nor Gilardoni shall enter into any settlement agreement or other voluntary resolution of any such claim, suit, or other legal proceeding without obtaining the other's prior written consent thereto. If Vivid has complied fully with the procedures set forth in this Section, Gilardoni will indemnify and hold Vivid harmless from and against any loss, cost, damage, or other expenses incurred by Vivid as a result of such claim, suit, or legal proceeding. In addition, if a final injunction is obtained against Vivid's use of the FEP Product, or if in the opinion of Gilardoni the FEP Product is likely to become subject of a successful claim of infringement, Gilardoni may, at its option and expense
          (a) procure for Vivid the right to continue distributing and using the FEP Product; or (b) replace or modify the FEP Product so that it becomes non-infringing, or (c) if neither (a) or (b) are reasonably available, accept return of FEP Product sold hereunder, grant a credit therefore as depreciated on a five-year straight-line basis and terminate this Agreement. This indemnification procedure shall be null and void and Gilardoni shall have no liability to the extent that any claim is based on any use of the FEP Product in combination with any item not supplied or approved in writing by Gilardoni, or if the FEP Product has been tampered with, or modified in any way except as provided in this Agreement without the express written consent of Gilardoni, or if Vivid or its sub-distributor, affiliate, or customer has any property interest in said claim, suit, or legal proceeding, or any license to any right so asserted.

     19B.2       With  respect  to  the  EGG  Patent,  Vivid  and
          Gilardoni agree that, as between Vivid and Gilardoni, Vivid shall be solely responsible for all and any claims, consequences and charges relating to activities pursuant to this Agreement regarding the EGG Patent in the Vivid territories described in Section 3.1 hereof.

     19B.3      With  respect  to the Barnes Patents,  Vivid  and
          Gilardoni agree that Vivid will be solely responsible for obtaining and maintaining rights permitting its activities pursuant to this Agreement. As between Vivid and Gilardoni, Vivid shall be solely responsible for all and any claims, consequences and charges relating to its activities pursuant to this Agreement regarding the Barnes Patents.


19C. Software License.

     19C.1        Under   this   Agreement,   computer   software
          ("Software") may be delivered in printed or machine readable form. No software in source code format will be supplied pursuant to this Agreement. Title to Software, including all patents, copyrights, and property rights applicable thereof, shall at all times remain with Gilardoni. Software is valuable to Gilardoni and shall be treated as Proprietary Information subject to Section 20 of this Agreement. Vivid shall maintain all copyright, proprietary, and other notices on the Software. Vivid is granted a non-exclusive license for the Term of this Agreement to provide perpetual sub-licenses to Software provided with FEP Product purchased hereunder to its customers solely for operation or testing of FEP Product purchased pursuant to this Agreement and on which Software is first installed, provided that each such customer first agrees in writing to be bound by terms and conditions equivalent to those contained in this Agreement. Vivid shall not decompile, reverse engineer or reverse assemble, analyze or otherwise examine the Software, including any hardware or firmware implementation thereof for the purpose of reverse engineering. Vivid is permitted to undertake standard remedial analyses of software necessary to diagnose problems therewith. NOTE: The parties understand that no operating Software is provided as part of the FEP Platform.


19D. Design Changes and Product Enhancements.

     19D.1      The  parties  agree to each use their  reasonable
          commercial efforts to work together to coordinate their product development efforts with the aim of assuring that (a) the Operator Console Assemblies and FEP
          Platforms distributed by Gilardoni and Vivid are compatible in form and function, and (b) their respective product lines are otherwise compatible. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to limit or otherwise affect either party's right to change or improve any design, technical specification, or capability of its products. Provided that before making any change to the Monobloc/Inverter Assembly, Gilardoni shall: (a) first provide Vivid with ninety (90) days advance written notice of any such change and an opportunity to incorporate such change into its products on terms and charges to be agreed; (b) upon Vivid's notice that said design change affects the functioning of its products, continue to provide the unchanged Monobloc/Inverter Assembly for a reasonable period of time to be agreed upon, so that Vivid may modify its products in accord with its normal design cycle; and (c) continue to provide spare parts and an upgrade path for customers provided with products including the old version of the Monobloc/Inverter Assembly.

     19D.2      From  time  to  time  either  party  may  develop
          enhancements or improvements to its component or the other party's component of the Joint Product. Said party shall notify the other of the details of all such enhancements and improvements and offer to sell or license said enhancements or improvements to the other, and to permit the other to manufacture all such enhancements and improvements pursuant to this Agreement, for reasonable royalties and fees to be agreed.


20.  License and Confidentiality Agreement.

     20.1 Subject to each party's compliance with its obligations under this Agreement, each party grants to the other a license to use all patents and copyrights embodied in its equipment and systems subject to this Agreement, for purposes of designing, integrating, manufacturing, and selling the Joint System during the Term, all in accord with this Agreement.

     20.2 Manufacturing Information and other Proprietary Information will be held in confidence using the same degree of care as receiving party uses for its own information of like importance. Receiving party will disclose said information only to its employees and agents who need to know said information for the performance of this Agreement, and who are bound to protect its confidentiality. At the end of the Term, or upon request of the disclosing party (whichever is earlier), the receiving party shall return or destroy all documents containing such Manufacturing Information and other Proprietary Information except for information necessary to activities which continue to be permitted under this Agreement. In each case, receiving party's counsel may maintain one set of said documents under seal for its records.

     20.3 Both parties acknowledge that the other party has substantial experience and expertise in the technical subject matter of this agreement. Each party may utilize this experience and expertise, as well as Proprietary Information and Manufacturing Information to make improvements and changes to its component of the Joint Product, the other party's component of the Joint Product, and its other products. Nothing in this Agreement shall prevent these activities.

     20.4 Notwithstanding the provisions of Section 20.2 hereof, each party shall be free to use "Residual Information" for any purpose, including the development, manufacture, marketing, and maintenance of products and service. "Residual Information" means Proprietary Information in non-tangible form (that is, not in written or documentary form, including magnetic or electronic form), which may be retained in the minds of those employees and other personnel who have rightfully had access to the Proprietary Information under this Agreement.

     20.5 Information which a party believes to be highly proprietary and to require additional protection, may, upon mutual agreement, be subject to additional confidentiality protections. In such case, the disclosing party shall describe the highly proprietary information to be disclosed, and propose any additional protections to be applied to said information. Receiving party may agree to accept said highly proprietary information under the terms proposed, decline to accept it, or propose alternative terms for disclosing party to accept before receipt of the information.


21.  Term and Termination.

     21.1 This Agreement shall become effective on the effective date hereof, and shall continue for a Term extending for three (3) years thereafter, unless extended or earlier terminated pursuant to this Section. Upon expiration of the Term, this Agreement shall automatically renew for subsequent one (1) year Terms under the same terms and conditions, unless terminated pursuant to the terms of this Section.

     21.2 Vivid and Gilardoni may at any time mutually agree in writing to terminate this Agreement.

     21.3 After two (2) years following the Effective Date, and at any time during any renewal Term of this Agreement, either party may terminate this Agreement on three-hundred sixty-five (365) days advance written notice to the other party for any reason or for no reason.

     21.4 Either party may terminate this Agreement for material default of the other party, effective 30 days following notice to the defaulting party, unless within said 30 days the party receiving said notice takes all reasonable steps to remedy the default, and shall fully remedy said default within 90 days of said notice. If the receiving party does not so fully remedy said default within 90 days of said notice, termination shall become effective without further notice or other action by the terminating party.

     21.5 Either party may terminate this Agreement, effective immediately upon notice, in the event that: (a) proceedings are instituted by the other party in bankruptcy, reorganization, receivership, or dissolution; or (b) proceedings are instituted against the other party in bankruptcy, reorganization, or receivership, or dissolution and such proceedings have not been dismissed or otherwise terminated within 60 days following the date they were initiated; or (c) if the other party makes an assignment for the benefit of creditors.

     21.6 Upon termination or expiration of this Agreement for any reason, neither party shall have any obligation or liability to the other or to any employee, agent or representative of the other for any damages, indemnification, expenditures, loss of profits or prospective profits of any kind, sustained or alleged to have been sustained or arising out of such expiration or termination (not including any claim for monies due under this Agreement for goods purchased, or for damages resulting from breach of any term of this Agreement), both parties hereby irrevocably waiving any such rights granted by the laws of their respective countries or of any other jurisdiction. Both parties hereby covenant and agree that they will bring no action or proceeding of any nature whatsoever in any court, before any tribunal, or under any arbitration proceeding provided for herein, seeking or claiming any such damages, indemnification, expenditures, loss of profits or prospective profits. Each party recognizes and acknowledges that the other party is entering into this Agreement in reliance upon and in consideration of the agreements and covenants contained herein. Each party hereby indemnifies and holds harmless the other party from and against any claim, cost, damages and liability whatsoever asserted by either party or any subdistributor, employee, agent, or representative thereof under any applicable termination, labor, franchise, social security, or similar laws or regulations of any jurisdiction.


22.  LIMITATION OF LIABILITY.

     22.1 NEITHER PARTY'S LIABILITY TO THE OTHER FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL EXCEED THE AGGREGATE PRICE PAID BY VIVID UNDER THIS AGREEMENT DURING THE CALENDAR YEAR ENDING ON THE DATE THE CAUSE OF ACTION ACCRUES, OR ONE MILLION UNITED STATES DOLLARS (US$1,000,000), WHICHEVER AMOUNT IS GREATER.

     22.2 NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF ANY PRODUCT OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (a) ANY LOSS OF DATA, PROFITS OR USE OF ANY PRODUCTS, OR (b) ANY LIABILITY RELATING, IN ANY WAY, TO ANY ALLEGED OR ACTUAL FAILURE OF ANY PRODUCT OR SYSTEM TO DETECT ANY ITEM OR ITEMS, SUCH AS ONE OR MORE WEAPON(S), EXPLOSIVE(S), OR INCENDIARY DEVICE(S), INCLUDING ANY LIABILITY RELATING, IN ANY WAY, TO DAMAGE OR INJURY TO ANY AIRCRAFT, TERMINAL FACILITY, OR OTHER PROPERTY, OR TO ANY PERSON OR PERSONS.

     22.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER'S CUSTOMERS, SUB-DISTRIBUTORS OR THIRD PARTIES FOR ANY DAMAGES, INCLUDING BUT NOT LIMITED TO: (a) DAMAGES CAUSED BY FAILURE TO PERFORM COVENANTS AND RESPONSIBILITIES, BY REASON OF NEGLIGENCE OR OTHERWISE; (b) DAMAGES CAUSED BY REPAIRS OR ALTERATIONS DONE WITHOUT THE PARTIES' JOINT WRITTEN APPROVAL; (c) DAMAGES DUE TO PRODUCT DETERIORATION DURING PERIODS OF STORAGE; OR (d) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF ANY PRODUCT, OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (a) ANY LOSS OF DATA, PROFITS OR USE OF ANY PRODUCTS, OR (b) ANY LIABILITY RELATING, IN ANY WAY, TO ANY ALLEGED OR ACTUAL FAILURE OF ANY PRODUCT OR SYSTEM TO DETECT ANY ITEM OR ITEMS, SUCH AS ONE OR MORE WEAPON(S), EXPLOSIVE(S), OR INCENDIARY DEVICE(S), INCLUDING ANY LIABILITY RELATING, IN ANY WAY, TO DAMAGE OR INJURY TO ANY AIRCRAFT, TERMINAL FACILITY, OR OTHER PROPERTY, OR TO ANY PERSON OR PERSONS; EACH PARTY SHALL INDEMNIFY THE OTHER AGAINST ALL SUCH CLAIMS ASSERTED BY CUSTOMERS OR SUB-DISTRIBUTORS OR OTHER THIRD PARTIES.

     22.4 This Section 22 shall not apply to Sections 19A, 19B,
          23.3, and 23.4 of this Agreement.


23.  GENERAL

     23.1 Survival.  Sections 2, 8 - 13, 19, 19A, 19B, 19C, 19D,
          20, 21.6, 22, and 23 shall survive termination of this Agreement. Notwithstanding any termination of this Agreement, Vivid shall have the right to purchase, and Gilardoni agrees to sell, replacement Monobloc/Inverter Assemblies, spare parts for FEP Products, and replacement parts therefor (including x-ray tubes, P.C. boards, transformers and all other components therefor necessary for Vivid to replace or repair failed components and assemblies at Gilardoni's then-standard, commercially reasonable prices for a period extending for ten (10) years from the date of Gilardoni's last sale to Vivid of an FEP Platform, System or Monobloc/Inverter Assembly pursuant to this Agreement.

     23.2 Force Majeure. Neither party shall be deemed to be in default pursuant to this Agreement so long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, or any similar cause beyond such party's control.

     23.3 Export Controls. Notwithstanding anything contained in this Agreement to the contrary, Vivid agrees that it will not in any form export, re-export, resell, ship or divert, or cause to be exported, re-exported, resold, shipped or diverted, directly or indirectly, any product or technical data furnished hereunder or the direct product of any such technical data to any country for which the United States Government or any agency thereof at the time of export or re-export requires an export license or other governmental approval, without first obtaining such license or approval. Vivid represents that it is knowledgeable respecting United States export regulations and licensing requirements concerning the subject of this Agreement, and warrants that it shall comply with such regulations and maintain all necessary licenses and permissions.

     23.4 Compliance with Laws. Each party shall comply with all laws, rules, regulations, governmental requirements and industry standards existing with respect to all products subject to this Agreement and its activities in the countries in which it operates, as well as all applicable laws of Italy and the United States, including the United States Foreign Corrupt Practices Act and regulations promulgated thereunder. Notwithstanding Section 22 of this Agreement, each party shall indemnify and hold harmless the other from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred as a result of the indemnifying party's breach of Sections
          23.3 and 23.4 of this Agreement.

     23.5 Assignment. With the exception of sub-licensing rights expressly provided in Section 19D of this Agreement, neither party may assign any of its rights except rights to the payment of money or delegate any of its obligations under this Agreement to any third party without the express written consent of the other. For purposes of this Section 23.5, the term "assignment" shall include the transfer of ownership or management control of either party to any party then manufacturing any x-ray based system used to inspect airline hold baggage or other luggage, mail, parcels, or break bulk cargo. If either party violates this provision, the other party may at its option and upon thirty (30) days notice terminate this Agreement.

     23.6 Notices. Notices required or permitted to be given under this Agreement shall be in writing and mailed, postage prepaid, by first class registered or certified mail, return receipt requested, to the address indicated below:

               If to Vivid:

                    Vivid Technologies, Inc.
                    10E Commerce Way
                    Woburn, MA  01801 (USA)

                    Attention:     Mr. Stephen Reber, President & COO
                    Copy To:       Law Department


               If to Gilardoni:

                    Gilardoni S.p.A.
                    Direzione e Stabilimento
                    Via Arturo Gilardoni, 1
                    22054 Mandello del Lario
                    (Como) ITALIA

                    Attention:  Mr. Richard Bisson
                                Mr. Andrea Orsini
                                Mr. Marco Gilardoni


          Either party may change its address to be used on notices by giving notice of such change to the other party as provided in this paragraph.

     23.7 Independent Contractor Status. The parties are independent contractors, and this Agreement shall not be deemed to constitute either party the partner, joint venturer, servant, employee, or agent of the other. Neither party has the right, power or authority to obligate the other party under this Agreement to any contract or other obligation.

     23.8 Waiver. The waiver of either party of a default or breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.

     23.9 Governing Law; Arbitration of Disputes. This Agreement shall be subject to the laws of the State of New York, USA (not including its conflict of laws provisions); and the parties consent to be bound by the provisions of such laws regardless of the forum in which such laws are applied. Notwithstanding the above, any dispute arising out of, or relating to this contract, which the parties have not been able to settle amicably shall be finally settled by arbitration, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted by three (3) arbitrators, consisting of one arbitrator chosen by Vivid one arbitrator chosen by the Gilardoni, and one arbitrator chosen by the two arbitrators so chosen, provided that in the case of any dispute involving a claim of less than $500,000 United States Dollars the parties will jointly choose a single arbitrator, or if they are unable to agree on an arbitrator, a single arbitrator will be chosen pursuant to the procedures of the International Chamber of Commerce. The arbitrators shall render their judgment within six (6) months of any notice to arbitrate. The place of arbitration shall be London, England. The governing law of the contract shall be the laws of the State of New York. Proceedings shall be conducted in English. Any arbitrator shall not be entitled to award punitive damages. Judgment upon any arbitration award so rendered may be entered in any court having jurisdiction, or application may be made to any such court for confirmation of such award or a judicial acceptance of such award, and for an order of enforcement or other legal remedy, as the case may be.

     23.10 Insurance. Each party (the "Insuring Party") shall maintain, to the extent commercially available, for Term of this Agreement and for five years thereafter, Product Liability insurance covering aviation and other risks related to products licensed or sold (a) by the Insuring Party to the other party pursuant to this Agreement, or (b) otherwise by the Insuring Party to others, in an amount not less than fifty million United States dollars (US$50,000,000) for any occurrences during the period of the policy.

     23.11 Amendment. This Agreement may not be changed or amended unless in a writing specifically referencing and purporting to amend this Agreement, and signed by both parties.

     23.12 Entire Agreement. This Agreement contains the entire Agreement of the parties, and except for the Agreement for Gilardoni Distribution, Manufacture, License and Purchase of Vivid Products (Operator Console & Systems), supersedes all prior agreements, understandings, representations, conditions, warranties, and covenants, whether oral or written, between the parties. The prior Agreement is agreed to be terminated and to be of no further effect.


     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above-written.

GILARDONI, S.p.A.                       VIVID TECHNOLOGIES, INC.


By: /s/ Richard Bisson                  By: /s/ Stephen Reber


Printed Name: Richard Bisson            Printed Name: Stephen Reber

Title: Managing Director                Title: President & COO


EXHIBIT A

                      GILARDONI TRADEMARKS



1.   FEP ME 640

2.   FEP ME 975

3.   FEP TDS 640

4.   GRAPHIC OF GILARDONI LOGO
       Security Technology

5.   GRAPHIC OF GILARDONI LOGO



EXHIBIT B

                  GILARDONI PRODUCTS AND PRICES

FEP PLATFORMS FOR DEVELOPMENT PURPOSES
8 units at US$32,000 each (ex-works Mandello - Incoterms 1990, packed for air shipment (cost: US$450 each unit) as follows:

               April 10, 1997      2 units

               Product Specifications and Acceptance Criteria to be agreed by April 10, 1997

               Acceptance Testing to be complete by June 10, 1997

               May 30, 1997        3 units
               June 15, 1997       3 units

FEP PLATFORMS FOR PRODUCTION PURPOSES

               PRICE:    "Cost Plus" a US$3000 profit, not to
                         exceed a total price of US$29,500.

MONOBLOC/INVERTER ASSEMBLIES

               PRICE:    US$6,250 for first 100 units
                         US$5,250 for all subsequent purchases

GILARDONI SYSTEMS (AND NEW PRODUCTS AND IMPROVEMENTS)

               PRICE:    to be agreed

PRODUCT INTEGRATION SERVICES

               PRICE:    "Cost Plus" a negotiated profit, not to
                         exceed 15% of said Cost Plus number.

PACKING FOR AIR SHIPMENT

               PRICE:    "Cost Plus" a negotiated profit, not to
                         exceed 15% of said Cost Plus number, or
                         US$450 per FEP Platform or Gilardoni
                         System.

                              Packing for Monobloc/Inverter
                              Assemblies Included In Above Price.

SPARE PARTS PER SECTION 23.1

               PRICE: "Cost Plus" a negotiated profit, not to exceed 50% of said Cost Plus number, with the total price not to exceed Gilardoni's then-standard commercially reasonable prices.

               GILARDONI MANUFACTURING INFORMATION

All information necessary to manufacture, test, install, service and use the FEP Platform and all subassemblies thereof (not including information needed to manufacture the Monobloc/Inverter Assembly), including but not limited to a bill of materials, and all technical and engineering information, know how, trade secrets, proprietary information, and data relating thereto, as specified hereafter:

1. Part Specifications: For each item referenced in the Bill of Material that is a standard purchased part, the following information will be provided: description, measurement unit, specification of the part, vendor part number, name and address of the vendor.

2. Fabrication Drawings: For each item referenced in the Bill of Material that is not a standard purchased part and therefore should be fabricated, a detailed dimensional drawing depicting how the individual parts are fabricated by Gilardoni will be supplied. The drawings include the necessary information for an independent fabricator to manufacture the parts, including materials used, finish (if any), type of paint and color (if any), tolerance requirements, etc. Any part which cannot be defined or purchased per a Part Specification will have a Fabrication or detail drawing. This includes any parts which are purchased as standard parts, and altered or modified to meet additional requirements for the product.

3. Assembly Drawings: Drawings depicting individual parts and how they are integrated by Gilardoni into a complete assembly or sub-assembly. This includes Printed Circuit
     Boards, with any specific notes or details which may be required to assemble the boards.

4. Assembly Procedures: Instructions on how Gilardoni assembles a particular assembly or sub-assembly to be used in conjunction with assembly drawings and Parts Lists to manufacture individual or final assemblies. The document will list the necessary tools required, any prerequisite setups required, precautionary or clarification notes, and step by step instructions listed in the order to be performed.

5. Test Procedures: Instructions on how Gilardoni tests individual items, Printed Circuit Boards, sub-assemblies, and final product. The document will list all that is used by Gilardoni: the necessary tools and test equipment, step by step instructions for testing the item, pass/fail criteria limits.

6. Bill of Materials (BOM's): Also known as Part List. Complete list of parts used in a particular assembly or sub-assembly. The BOM (or list of Parts) will be made up from parts either defined by a Part Specification, a Fabrication Drawing, or another Assembly. The Assembly Drawings, Assembly Procedures, Test Procedures, Unique or Special Tools (defined via Part Spec), Test Fixtures (if applicable), Schematic Drawings (for PCB's), Programmed devices and their associated Firmware Files (if applicable), Configuration Drawings (if applicable), and User Documentation (for top level BOM) can be included in the BOM or their relationship with the parts listed on the BOM can be established by means of a specific list..

7. Configuration Drawings: Drawings or instructions which provide, where applicable, instructions for setting up a particular configuration. i.e. switch or jumper settings on Boards.

8. Text Fixtures: Assemblies and individual items, not being standard purchased parts, used for the purpose of testing assemblies or individual parts will have supporting documentation necessary to reproduce them, i.e. there will be, where applicable, Part Specifications, Fabrication Drawings (if required), Bills of Materials listing all parts used, Assembly Drawings, Assembly Procedures, Calibration Procedures, Software (if required), etc. provided that these do not disclose, without written authorization, third party reserved information.

9. Printed Circuit Board Schematics: Drawings depicting the functional and electrical representation of Printed Circuit
     Boards including source files for programmed devices. Test vectors and libraries are not included.

10. Printed Circuit Board Artwork Files: Drawings and files required to reproduce the raw unpopulated Printed Circuit
     Boards, Gerber Files, Drill Files, Tool Files. Films are not included.

11.  PLD or PROM Devices:  Files used to program Programmable
     Logical Devices (PLD's) or Programmable Read Only Devices
     (PROM's), including Test Vector Files.

12. User Documentation: Manual providing user information on how to operate the system in the same Gilardoni format as already received by Vivid.

13. Technical Documentation: Manual providing customer support personnel with the necessary information needed to install and service the product. i.e. installation guidelines, replacement procedures, alignment and calibration procedures, etc. in the same format already received by Vivid and according to Gilardoni's standards.

14. Additional Documentation: Technical and process information already available in Gilardoni and not included in the above list, relative to the FEP Platform (excluding
     Monobloc/Inverter Assembly), that could be required for this specific project.

As much as the above documentation as possible should be provided in electronic form, along with paper form; all Fabrication and Assembly drawings will be provided in paper form. Further, paper form will be provided if electronic form of proper format is not available or if by itself it is not adequate. The following are the preferred formats for the electronic source files.

1. Part Lists or BOM's: DOS compatible plain text files, or Windows 3.1 Microsoft Excel 5.0c format files.

2.   Schematic Drawings:  Cadence Concept, rev.1.3 for Risc 3000
     Workstations running AIX w.3.2, available on DOS 6.0 formatted floppy discs.

3. Printed Circuit Board Fabrication Drawings: Cadence ValidPackager, rev.5.0 for Risc 6000 Workstations running AIX w.3.2, available on DOS 6.0 formatted floppy discs. For net
     Lists: ASCI TXT files for DOS 5.0, File Gerber, w.2.4 of the Gerber standard, with measure units expressed in inches.

4.   Procedures and User Documentation:  Word for Windows version
     6.0c. or DOS compatible plain text files or Pagemaker 4.0 for Macintosh.


NOTE: Modifications, conversions, and enhancements of either party's Manufacturing Information by the other party shall be treated as an enhancement pursuant to Section 19D.2 of this Agreement.

                   FEP PLATFORM SPECIFICATIONS
             (INCLUDING MONOBLOC/INVERTER ASSEMBLY)

FEP PLATFORM SPECIFICATIONS - CODE 05141031

The product is composed by the following subsystems:

Code 10248900, Monobloc                         n.1
Code 10291000, FEP ME 640 unit                  n.1
Code 10291100, Diode array                      n.1
Code 10292900, Curtains, 0.5 mm lead equiv.     n.2
Code 20015031, transfer board                   n.1
Code 20015793, Monobloc power supply            n.1
Code 20015819, Interface board                  n.1
Code 20015849, metalflex cable, mt. 6           n.1

Design and know how information will not be supplied for Monobloc and Monobloc Power Supply.

PRODUCT SPECIFICATIONS

1.   Regulatory Specification
        1.1.    General Product Safety Compliance 92/59/CEE
        1.2.    89/392/CEE
        1.3.    DPR 547 on 27/04/1955
        1.4.    DPR 185 on 13/02/1964
        1.5.    DL   230 on 17/03/1995
        1.6.    Machine Safety EN 292-1
        1.7.    Machine Safety EN 292-2
        1.8.    Machine Safety EN 60204-1 (IEC 204-1, CEI EN 60204-1)
        1.9.    EMC, 89/336/CEE
        1.10.   Low Voltage", 73/23/CEE
        1.11.   Basic norm on EMC En 55011/CEI 110-6
        1.12.   Generic norm on EMC emittance En 50081/CEI 110-7
        1.13.   Generic norm on EMC immunity En 55082/CEI 110-8
        1.14.   UL 187
        1.15.   ICRP recommendations on radiological protection
2.   Size, Weight, Layout Specifications
        2.1.    Size of tunnel opening is 0.6 m. wide, 0.4 m. height
        2.2.    Maximum packaged weight, 900 Kg.
        2.3. Standard cable length (maximum allowable tunnel - console distance) is 6 meters; 20 and 30 (maximum allowed) meters optional;
3.   Functional Specifications
        3.1. Belt:
                3.1.1.  Speed 0.25 m./sec. @ 60Hz, 0.20 m./sec. @ 50 Hz
                        within 10% error
                3.1.2.  Length: 2570 mm.
                3.1.3.  Height from ground: 625 mm.
        3.2. Monobloc:
                3.2.1.  Positioned below the belt
                3.2.2.  High frequency 30 kHz Generator
                3.2.3.  Voltage to the Tube 140 Kvcc
                3.2.4.  Current to the tube 0.5 mA
                3.2.5.  Dose to the baggage less than or equal to 1.4
                        Sv/Inspection
        3.3. Detectors:
                3.3.1.  L shaped detector arrays positioned above the belt
                3.3.2. Number of detectors: 576 for High Energy, 576 for Low Energy.
                3.3.3. Horizontal/Vertical layout: 384 diodes horizontal, 192 vertical
                3.3.4.  Low Energy Scintillator: GdOS Screens
                3.3.5.  High Energy Scintillator: CdW04 Scintillating
                        Crystals
        3.4. Interface Board
                3.4.1.  ISA standard PC bus IEEE - P996 Draft D2 interface
                3.4.2.  Shared memory mapping
                3.4.3.  14 pin connector daughter board interface
                3.4.4.  Programmable Acquisition Mode
                3.4.5.  Four eight bits I/O Ports
                3.4.6.  8 Kbytes non volatile RAM
        3.5. Transfer Board
                3.5.1.  ISA standard PC bus IEEE - P996 Draft D2 interface
                3.5.2.  Shared memory mapping
                3.5.3.  Transfer Rate 13824 Kbits/sec.
4.   Operational Specifications
        4.1. Operating Temperature 0 degrees to +40 degrees Celsius
        4.2. Storage Temperature -20 degrees to +60 degrees Celsius
        4.3. Humidity 95% non-condensing
        4.4. Power Supply 220 V, 50 or 60 Hz, 1500 VA, Single Phase
        4.5. Baggage forward movement for inspection with image acquisition; backward movement without image acquisition allowed for 13 sec. For luggage repositioning.
        4.6. 100% Duty cycle
        4.7. Protection from abrasion of metal parts subject to scraping assured by Stainless Steel parts.
5.   Documentation Specifications
        5.1. Operating Instructions
        5.2. The Technical Manual, not supplied with each equipment, includes:
                5.2.1.    Introduction
                5.2.2.    Installation Instructions
                5.2.3.    Maintenance Instructions
                5.2.4.    Spare parts List
                5.2.5.    Troubleshooting
                5.2.6.    Wiring Diagram Collection
6.   Safety Specifications
        6.1. Average dose to the luggage less than or equal to 1.4 Sv/Inspection or 0.14 mR/inspection
        6.2. Maximum leakage radiation less than 1.0Sv/hr. or 0.1 mRem/hr. within 10 cm. From the skin
        6.3. Film Safety Equal to or greater than 1600 ASA film speed
        6.4. Two Emergency E-stop push-buttons front/back to power off the Monobloc and the Belt motor
        6.5. Protection against leakage radiation resulting from cover removal with Interlock Switches to power off the Monobloc and the Belt motor
        6.6. X-ray emission warning 2 yellow lamp front/back must light when X-ray are on
        6.7. Warning label "x-ray radiation danger" label on both the tunnel openings of the equipment
        6.8. Protection against scattered radiation from the front/back opening 0.5 mm. Lead equivalent lead curtains must be used.
        6.9. Protection against insertion of the hands on the output side of the tunnel by means of Plexiglas protection 0.3 meters long.

NOTE: This is a top level description which simply makes sections 2.2 and
2.3.1 more specific


EXHIBIT E

                       VIVID TECHNOLOGIES'
            OPERATOR CONSOLE ASSEMBLY SPECIFICATIONS

NOTE: This is a top level description which simply makes section
      2.5 more specific.

The Operator Console is an electro-mechanical assembly attached to a Pentium based PC operating at a minimum of 133 Mz with 32 Meg of RAM (to be supplied by Gilardoni), which is attached to the FEP platform to operate and control the joint system.

The Operator Console Assembly is ergonomically designed to allow the operator to maintain their attention on the bag images without having to look down from the display. All imaging functions are represented by icons on the display and controlled through the touch pad. The console is designed to minimize operator fatigue and the stresses usually associated with prolonged screening. (A lockable console storage compartment, computer enclosure, and display table are optional accessories available at for purchase at additional cost.)

Operator Console software causes threat information to be displayed in color over a single high resolution, gray-scale image with two selectable preset options targeting either explosives or narcotics.

Advanced computer-based image processing provides real-time automated threat detection and image analysis, for simultaneous detection of commerccial and military bulk and sheet explosives, as well as conventional imaging modes (all in operator assist mode). . To accomplish this, the system uses a single program with adjustable sensitivity levels for controlling the relationship between Detection rate (Pd), Alarm rate (Pfa) and threat material thickness.

For purposes of this Agreement, "real time" means that the " threat overlays" appear on the screen coincident with the "normal image" of the bag. To accomplish this the "composite image" of the bag (threat overlays plus normal image) appear on the screen after some latency. This latency is defined as the time between when the bag first intercepts the X-ray beam (begin item) and when the bag actually begins to be displayed on the video monitor. The maximum latency is 120 lines. The latency is transparent to the operator because the composite bag image appears on the screen before the bag exits the inspection tunnel.

Imaging Capability (with 17" Display, high resolution SVGA, 60 Hz refresh rate 1024 x 768, 256 colors; 0.25 mm dot pitch; and above described computer)

Resolution:    38 AWG (0.1 mm Cu) guaranteed
Penetration:   Minimum 22 mm steel

Advanced Image Enhancements             Standard Image Enhancements

Semiautomatic Threat Alert              2X and 4X Zoom
Contrast Window Enhancement             Tri-material
Density Alert                           Pseudo Color
                                        Contrast Adjustment
                                        Edge Enhancement
                                        Reverse Video
                                        Home Key

EXHIBIT F

   GILARDONI'S CURRENT RETURN MATERIAL AUTHORIZATION PROCEDURE

                             Summary

          1.   SCOPE
          2.   PROCEDURE
          3.   RECORDS


REFERENCES

- PMI 007:     Gestione resi (Return material management)
- PMI 012:     Gestione ordini dei clienti (Customer order management)

1.   SCOPE
Scope of the procedure is to define how Gilardoni's Customer
Service executes the return of materials from Customer location to Gilardoni's facility.

2.   PROCEDURE
1. Customer contacts Gilardoni Customer Service to review claim.

2. Customer Service determines validity of claim and completes the attached RMA Form `A'. The following information will be requested from the customer.

     2.1. Refer to RMA Form `A'.

3.   Customer   Service   verifies  warranty   status,   receives
     authorized signature and contacts customer for options and decision. Customer Service may request that the customer scrap the defective part.

     3.1. Under Product Warranty

          3.1.1. The customer will be issued an RMA number. Customer will be instructed on the proper packaging. The RMA number must be clearly displayed on the outside packaging of the returned item. All the associated shipping costs of returns are the customer's responsibility.

          3.1.2. Customer Service requests a zero dollar revenue Sale Order (see PMI 012 and PMI 007) and delivers the replacements part.

          3.1.3. Customer Service files the RMA form in the filing system.

          3.1.4. The customer will contact the shipping company to ensure that the return part complies with all Customs Regulations. The defective part must be received by Gilardoni within 30 days or an invoice may be issued for the full amount.

     3.2. Out of Product Warranty

          3.2.1. Customer Service provides a quote to the customer for replacing the defective part. The quote may follow the terms and conditions established by a Maintenance/Service Contract, an amendment to the standard warranty, or the standard out of warranty policy. Customer will be instructed on the proper packaging. All the associated shipping costs of returns are the customer's responsibility.

          3.2.2. Customer Service requests a Sales Order (see PMI 012 and PMI 007) and delivers the replacement part.

          3.2.3. The customer will contact the shipping company to ensure that the return part complies with all Customs Regulations. The defective part must be received by Gilardoni within 30 days or an invoice may be issued for the full amount.

NOTE:
Any parts returned whether they are under warranty coverage or not, that exhibit a `NO PROBLEM FOUND' (NPF) condition after testing at Gilardoni's facility, may incur a cost to cover the expense of testing and associated shipping charges, which may be invoiced to the sender.

     3.3. Product Upgrade


        3.3.1. Customer Service provides a quote to the customer for upgrading the product. The quote may follow the terms and conditions established by a Maintenance/Service Contract, an amendment to the standard warranty, or the standard out of warranty policy. Customer will be instructed on the proper packaging. All the associated shipping costs of returns are the customer's responsibility.
        3.3.2.    Customer Service requests a Sale Order to sales office
               (see PMI 012 and PMI 007).
        3.3.3. The customer will contact the shipping company to ensure that the return part complies with all Customs Regulations. The customer will ship the product to Gilardoni.
        3.3.4. The product will be shipped, in accordance with the quote/order, to the customer once the upgrade has been completed.
3.   RECORDS
A copy of RMA forms will be maintained in and by Customer Service for a minimum of three years.
                                           TODAY'S DATE:  ___________


CUSTOMER: _______________________________

PRODUCT+MODEL #: _______________________   INVOICE #: ________________

PART NAME + #: __________________________  DELIVERY DATE: __________

PART SERIAL #: ___________________________ CLAIM DATE: ______________

CLAIM DESCRIPTION AND REQUEST

Description:
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________

Request:
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________


GILARDONI'S REPLY

Warranty:  yes      RMA number: __________

           no

Repairable:     yes       no

Return:    yes       no

Other:    Scrap item      Free of charge replacement       Product upgrade

Notes:
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________

Authorization Signature: _____________________

                         M. Gilardoni
                         or E. Poletti